Exhibit 99.3

MicroStrategy Announces Conditional Full Redemption of 6.125% Senior Secured Notes due 2028

TYSONS CORNER, Va., September 16, 2024 — MicroStrategy® Incorporated (Nasdaq: MSTR) (“MicroStrategy”) today announced that it delivered a notice, dated September 16, 2024, of conditional full redemption (the “Notice”) to the trustee of MicroStrategy’s outstanding 6.125% Senior Secured Notes due 2028 (CUSIP Nos. 594972 AF8 (144A), U59363 AA6 (Reg S) (the “Notes”). The aggregate principal amount of the Notes being redeemed is $500.0 million, which is equal to the current aggregate principal amount of the Notes outstanding. The Notice calls for the redemption of all of the outstanding Notes (the “Redemption”) on September 26, 2024 (the “Redemption Date”) if the Closing Condition (defined below) has been satisfied or waived by MicroStrategy as of the Redemption Date, at a redemption price equal to 103.063% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to but excluding the Redemption Date relating to the Notes (the “Redemption Price”).

MicroStrategy’s obligation to redeem any of the Notes and to pay the Redemption Price on the Redemption Date is conditioned upon the issuance and settlement, through one or more closings, by MicroStrategy of senior convertible notes in an aggregate principal amount of $600 million or more on or prior to 9:00 a.m. (ET) on the Redemption Date (the “Closing Condition”). If the Closing Condition is not satisfied or waived on or prior to 9:00 a.m. (ET) on the Redemption Date, MicroStrategy may, in its discretion: (i) delay the Redemption Date until the date the Closing Condition is satisfied; or (ii) rescind the Notice if the Closing Condition is not satisfied by the Redemption Date, or by the Redemption Date so delayed.

On the Redemption Date, assuming the Closing Condition is satisfied or waived, the applicable Redemption Price will become due and payable in respect of the Notes and interest on the Notes will cease to accrue on and after the Redemption Date to the extent that MicroStrategy does not default in the payment of the applicable Redemption Price.

Upon Redemption of the Notes, all collateral securing the Notes, including approximately 69,080 bitcoins, will be released.

To collect the applicable Redemption Price, a holder must comply with the procedures set forth in the indenture governing the Notes, including: (i) in the case of Notes held through The Depository Trust Company (“DTC”), in accordance with DTC’s applicable procedures and (ii) in the case of physically held Notes, at the address of the paying agent specified in the Notice.

This press release shall not constitute a notice of redemption of the Notes. Information concerning the terms and conditions of the Redemption is described in the notice distributed to holders of the Notes by the trustee under the indenture governing the Notes. This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About MicroStrategy Incorporated MicroStrategy

MicroStrategy (Nasdaq: MSTR) considers itself the world’s first Bitcoin development company. We are a publicly-traded operating company committed to the continued development of the bitcoin network through our activities in the financial markets, advocacy and technology innovation. As an operating business, we are able to use cashflows as well as proceeds from equity and debt financings to accumulate bitcoin, which serves as our primary treasury reserve asset. We also develop and provide industry-leading AI-powered enterprise analytics software that promotes our vision of Intelligence Everywhere, and are using our software development capabilities to develop bitcoin applications. We believe that the combination of our operating structure, bitcoin strategy and focus on technology innovation provides a unique opportunity for value creation.

MicroStrategy and Intelligence Everywhere are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to satisfaction of the Closing Condition or the outcome of the Redemption. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions, the completion of the Redemption and other factors discussed in the “Risk Factors” section of MicroStrategy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2024, and the risks described in other filings that MicroStrategy may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and MicroStrategy specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

MicroStrategy Incorporated

Shirish Jajodia

Investor Relations

ir@microstrategy.com